STOCK PURCHASE AND SALE AGREEMENT

          THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of October 5, 2004, is by and between Celanese AG, a stock corporation organized under the laws of Germany (“CAG”) and BCP Crystal Acquisition GmbH & Co. KG, a limited partnership organized under the laws of Germany (“BCP Crystal”).

          WHEREAS, BCP Crystal desires to purchase from CAG, and CAG desires to sell to BCP Crystal, 3,000,000 shares of Series A common stock, par value $100 per share (the “Series A Shares”) and 7,501,130 shares of common stock, par value $100 per share (the “Common Shares” and together with the Series A Shares, the “Shares”), of Celanese Americas Corporation, a Delaware corporation (the “Company”), together representing 100% of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

SALE OF STOCK; CLOSING

          Section 1.1 Purchase and Sale. On the basis of the representations, warranties, covenants and agreements herein, the parties hereto agree that the following actions will take place at the Closing (as defined in Section 1.2): CAG will sell to BCP Crystal, and BCP Crystal will purchase from CAG, all of the Shares held by CAG in exchange for the issuance of an intercompany note for a principal amount of €290,917,882.18 from BCP Crystal to CAG on such terms and in such form as the parties may agree (the “CAG Note”). CAG shall at the Closing deliver to BCP Crystal share certificates evidencing its ownership of the Shares purchased by BCP Crystal and CAG shall execute and deliver to BCP Crystal stock powers endorsed in favor of BCP Crystal with respect to the Shares. BCP Crystal shall deliver to CAG the duly executed CAG Note.

For the avoidance of doubt, the purchase and sale of shares of capital stock of the Company pursuant to this Agreement shall include all shares of capital stock of the Company held or subsequently acquired, directly or indirectly, by CAG, irrespective of whether the description of the Shares set forth in the recitals of this Agreement is true and complete. The purchase and sale and transfer of shares of capital stock of the Company contemplated by this Agreement shall be made with all rights attached to the Shares, including, without limitation, the rights to receive dividends and all subscription rights thereof. The right to receive dividends shall include the right to receive dividends for the entire current fiscal year of 2004 as well as for all previous fiscal years of the Company, to the extent that profits of previous financial years have not been distributed as of the date of the Closing.

          Section 1.2 Time and Place of Closing. The closing with respect to the purchase and sale of the Shares (the “Closing”) shall take place on the date of this Agreement.

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ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF CAG

          CAG hereby represents, warrants and agrees as follows:

          (a) CAG is a stock corporation (Aktiengesellschaft) duly organized, validly existing and in good standing under the laws of Germany.

          (b) CAG has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of CAG’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of CAG and its Management Board and Supervisory Board. This Agreement has been duly executed and delivered by CAG, and assuming the due execution hereof by BCP Crystal, this Agreement constitutes the legal, valid and binding obligation of CAG in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

          (c) The authorized capital stock of the Company consists of 18,000,000 shares of common stock, par value $100 per share, 3,000,000 shares of which have been designated as Series A common stock, par value $100 per share, (collectively, the “Common Stock”). The Shares represent 100% of the issued and outstanding shares of the Company. All outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive rights. Except for HNA Acquisition Inc. and Celanese Canada Inc., each a Canadian corporation in which the Company indirectly holds 83.52% equity interest, the Company owns 100% of the capital stock of each of its subsidiaries. There are no options, warrants, calls, rights, commitment, agreements or undertakings of any character to which any of CAG, the Company or any of their respective subsidiaries is a party or by which any of them is bound obligating any of CAG, the Company or any of their respective subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or any of its subsidiaries or any other equity-based award relating to the capital stock of the Company or any of its subsidiaries or obligating any of CAG, the Company or any of their respective subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, agreement or undertaking.

          (d) CAG has good and valid title to the Shares, free and clear of any liens, claims, encumbrances, security interests, options, pre-emptive, drag-along or tag-along rights, rights of first refusal or first offer, charges or restrictions of any kind (collectively, “Liens”). Upon delivery to BCP Crystal at the Closing of certificates representing the Shares, duly endorsed by CAG to BCP Crystal for transfer pursuant to Section 1.1, good and valid title to the Shares will pass to BCP Crystal, free and clear of any Liens, except for Liens arising from acts of BCP Crystal.

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ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BCP CRYSTAL

          BCP Crystal hereby represents, warrants and agrees, with respect to itself, as follows:

          (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction.

          (b) It has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of BCP Crystal obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of BCP Crystal and no other partnership action on the part of BCP Crystal is necessary for the execution, delivery and performance by BCP Crystal of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by BCP Crystal, and assuming the due execution hereof by CAG, this Agreement constitutes the legal, valid and binding obligation of BCP Crystal in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

ARTICLE IV

COVENANTS OF CAG AND BCP CRYSTAL

          Section 4.1 Further Assurances. From and after the date hereof, CAG and BCP Crystal agree that, from time to time, whether on or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

          Section 4.2 No Inconsistent Action. CAG and BCP Crystal shall not take any action inconsistent with their obligations under or the purposes and intents of this Agreement.

ARTICLE V

MISCELLANEOUS

          Section 5.1 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          Section 5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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          Section 5.3 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery or telecopy, to the party to whom it is directed:

(a)	If to CAG, to it at the following address:

Celanese AG
Frankfurter Strasse 111
61476 Kronberg im Taunus
Germany
Attention: General Counsel

(b)	If to BCP Crystal, to it at the following address:

c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Chinh E. Chu
Fax (212) 583-5722

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: William R. Dougherty
Fax (212) 455-2502

and

Gleiss Lutz
Maybachstrasse 6
D-70469 Stuttgart
Germany
Attention: Christian Cascante
Fax (49) 711 855 096

          Section 5.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto shall be entitled to assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto.

          Section 5.5 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean

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Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          Section 5.6 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term, condition or provision of this Agreement on the part of such party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          Section 5.7 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.3 shall be deemed effective service of process on such party.

          Section 5.8 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

CELANESE AG
By:	/s/ Andreas Pohlmann
Name:	Andreas Pohlmann
Title:	Member of the Board

By:	/s/ Perry Premdas
Name:	Perry Premdas
Title:	Member of the Board

BCP CRYSTAL ACQUISITION GMBH & CO. KG
By:	BCP Management GmbH, its general partner

By:	/s/ Chinh E. Chu
Name:	Chinh Chu
Title:	Managing Director